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                                     Exhibit 23.2


                      Consent of Independent Public Accountants


We have issued our report dated February 4, 1994 accompanying the consolidated financial statements and schedule of Pacific Rehabilitation & Sports Medicine, Inc. and Subsidiaries appearing in the 1995 Annual Report of the Company on Form 10-K for the year ended December 31, 1995 (as amended by Amendment No. 2 on Form 10-K/A filed July 11, 1996) which are incorporated by reference in this Amendment No. 3 to the Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name under the caption "Experts."


GRANT THORNTON LLP


/S/ GRANT THORNTON LLP

Portland, Oregon


July 23, 1996